Exhibit 10.3

June 28, 2011

To:	Timothy McLevish

From:	Karen May

Re:	Amendment to Separation Agreement and General Release

Tim, pursuant to the Separation Agreement and General Release you signed on April 6, 2011, it was agreed that your last work day at Kraft would be June 30, 2011 and that your employment would terminate on that date. Kraft has requested, and you have agreed, to extend this date until September 30, 2011. All references to June 30, 2011 in the agreement will now reflect September 30, 2011. Please sign a copy of this letter and return it to me to acknowledge your agreement with this extension.

Agreed to this 28th day of June, 2011.

/s/ Timothy R. McLevish
Timothy R. McLevish